        Exhibit 10.24

December 12, 2022
Jeffery Tolnar
4407 Westlawn Dr.
Nashville, TN 37209

Re : Formal Employment Offer Dear Jeff,
On behalf of Shoals Technologies Group, I am pleased to present you with the following summary of the terms of your formal employment offer. Neither you nor the Company shall be bound by the terms set forth in this letter until this letter is fully executed.

Your position will be President for Shoals Technologies Group, commencing as early as practical on or before January 1, 2023. The position will report directly to the Chief Executive Officer. Below are the basic terms of your compensation package.

•Annual base salary of $415,000

•Annual bonus target of 75%, which is contingent upon achievement of mutually agreed upon milestones that will be both individual and Company in nature and determined by the Company.

•2023 equity grant of $800,000, with a grant price at fair market value of the company effective and vesting in equal installments over 3 years.

•Four (4) weeks of paid time off (PTO) effective January 1, 2023.

•Full participation in the Company's health benefits plan (medical, dental, vision) and 401k plan in accordance with Company policies.

•In accordance with your initial offer, severance of three months shall be provided upon termination by the company without cause. As a more broad Executive Severance policy is implemented, if greater than current policy, it will supercede current severance offering.

•Confidentiality: You recognize that you will not, at any time during or after the term of employment, other than in the ordinary course of performing your duties for the Company, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment ("Confidential Information"). For purposes of this Agreement, a "trade or business secret, process, method or means, or any other confidential information" shall mean and include written information reasonably treated as confidential or as a trade secret by the Company. Your obligation will not apply to any information which (i) is known publicly (including information known publicly within the relevant trade or industry); (ii) is in the public domain or hereafter enters the public domain without the fault of Executive; (iii) is known to you prior to his receipt of such information from the Company, as evidenced by your written records; or (iv) is hereafter disclosed to you by a third party not under an obligation of confidence to the Company.
•Non-Compete/Non-Solicit - Moreover, the parties recognize that during the course of your employment with the Company you may develop important relationships with customers and others having valuable business relationships with the Company. During your employment and for a period of one year following the date on which your employment ends for any reason, (the "Restricted Period"), you agree to the following below non-competition and non-solicitation restrictions:
o    engage in or participate in (or prepare to engage in or participate in) the business within the area the Company operates ("Market Area"), which prohibition shall prevent you from directly or indirectly: (A) owning, investing in, controlling, managing, operating, participating in, lending your name to, contributing to, providing assistance to or being an officer or director of, any person or entity engaged in or planning to engage in the business of the Company in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise rendering services for or being affiliated with or engaged by, any person or entity engaged in, or planning to engage in, the business of the Company in the Market Area in any capacity (with respect to this clause (B)) in which your customer or client relationships, duties or responsibilities are the same as or similar to the customer or client relationships, duties or responsibilities that you had on behalf of any member of the Company;
o    appropriate or interfere with or attempt to appropriate or interfere with any business opportunity of, or relating to, any member of the Company located in the Market Area;
osolicit, canvass, approach, encourage, entice or induce any customer, vendor or supplier of any member of the Company with whom you had contact (including oversight responsibility) or learned Confidential Information about during your employment with any member of the Company to cease or lessen such customer's, vendor's or supplier's business with any member of the Company or otherwise adversely affect such relationship, or attempt to do any of the foregoing; or
osolicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company to terminate his, her or its employment or engagement with any member of the Company, or hire or retain any such employee or contractor.

We look forward to having you assume the President role at Shoals Technologies Group and hope to create a long-term business partnership with you. We ask for your response to this summary of terms by executing this agreement.

Sincerely,

Jason Whitaker, CEO Shoals Technologies Group

Agreed and accepted:
/s/ Jeffery Tolnar
Jeffery Tolnar